Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina (336) 783-3900 FAX (336) 789-3687

Press Release

For Immediate Release	For additional information, please contact:
April 21, 2005	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports First Quarter Profits of $396,009

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $396,009 or $.26 per fully diluted share for the first quarter of 2005. This represents a 3.9 percent decrease in profitability from the first quarter of 2004, when the Company reported earnings of $412,285 or $.29 per fully diluted share. The decline in earnings was the result of lower fee income from mortgage lending operations and a decline in income from the sales finance, investment and insurance subsidiary operations.

Total assets were $166,925,476 as of March 2005, an increase of 15.4 percent from the $144,711,045 reported as of March 31, 2004. Net loans increased 12.5 percent to $138,453,515 compared to $123,027,827 at the end of the first quarter of 2004. Asset quality remained strong with delinquency levels and loan losses in line with industry averages. Loan loss reserves were $2,342,023 or 1.66 percent of total loans as of March 31, 2005. Total deposits increased to $137,871,104 at the end of the first quarter, a 14.1 percent increase from the first quarter of 2004.

Surrey Bancorp (Stock Symbol SRYB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 108 Heatherly Creek Drive in Pilot Mountain, North Carolina and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, (formerly Friendly Finance, LLC) a sales finance company located at 165 North Renfro Street in Mount Airy.

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